Exhibit 2.1

AMENDMENT NO. 3 TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of August 12, 2009, between UBS FINANCIAL SERVICES INC., a Delaware corporation (“Seller”), and STIFEL, NICOLAUS & COMPANY, INCORPORATED, a Missouri corporation (“Buyer”).

RECITALS

Reference is hereby made to the Asset Purchase Agreement, dated as of March 23, 2009, between Seller and Buyer, as amended to date (the “PurchaseAgreement”), including as amended by that certain Amendment No. 1 to Asset Purchase Agreement between Buyer and Seller, dated as of May 4, 2009, and by that certain Amendment No. 2 to Asset Purchase Agreement between Buyer and Seller, dated as of June 1, 2009.

Buyer and Seller wish to further amend the Purchase Agreement as provided below, and wish to set forth certain other agreements of Buyer and Seller.

AGREEMENT

The parties hereto hereby agree as follows:

1.	Modified Agreement Regarding Certain Fees and Payments.

(a)        Notwithstanding anything to the contrary in the Purchase Agreement (including Sections 1.1(o) and 6.2 of the Purchase Agreement), but subject to Section 1(b) of this Amendment, Buyer and Seller agree that, at or prior to the Relevant Transferred Customer Closing (as defined below), Seller shall charge the Annual Seller Relationship Fees (as defined below) to Customers who or which will become Transferred Customers in accordance with the Purchase Agreement in connection with the Relevant Transferred Customer Closing (each, a “Transferring Customer”).

(b)       Notwithstanding anything to the contrary in this Amendment or the Purchase Agreement: (i) Seller shall have no obligation to charge to, deduct from or collect from any Transferring Customer or their accounts or assets, or make any payment to Buyer pursuant to this Section 1 in respect of,any Annual Seller Relationship Fees or other amounts that Seller would not customarilycharge to the relevant Transferring Customer pursuant to Seller’s practices, policies, customs and/or its agreements with the relevant Transferring Customer, or with Transferring Customers or other customers of Seller generally, as in effect as of the Relevant Transferred Customer Closing and consistent with Seller’s practices, plans and policies in effect prior to March 23, 2009 (except for the acceleration in charging such fees as contemplated by this Amendment); (ii) in the event that the relevant Transferring Customer maintains accounts or assets at more than one Acquired Location or Partially Acquired Location and the relevant Transferring Customer is or will be affected by more than one Relevant Transferred Customer Closing, Seller shall have no obligation to charge to, deduct from or collect from such Transferring Customer or their accounts or assets, or make any payment to Buyer pursuant to this Section 1 in respect of, Annual Seller Relationship Fees (A) in excess of the aggregate Annual Seller Relationship Fees that would otherwise be payable to Seller by, or otherwise charged or deducted by Seller to or from, the relevant Transferring Customer or their accounts or assets pursuant to Section 1(a), determined as if the relevant Customer was affected by a single Relevant Transferred Customer Closing, (B) on more than one occasion, or(C) unless and except to the extent that the account of such Customer designated by Seller or its affiliates as the primary “billable” account with respect to the relevant Annual Seller Relationship Fees is among the accounts of such Customer being acquired by Buyer pursuant to the Purchase Agreement at the Relevant Transferred Customer Closing, as determined by Seller in good faith; (iii) in the event that the relevant Transferring Customer (A) maintains accounts or assets at both a Non-Acquired Location (as defined in Section 4 below) and an Acquired Location or Partially Acquired Location, or (B) consents

(including by negative consent) to transfer of some accounts or assets located at or maintained with Acquired Locations or Partially Acquired Locations to Buyer in connection with the transactions contemplated by the Purchase Agreement, but objects to or otherwise does not consent to the transfer of other accounts or assets located at or maintained with Acquired Locations or Partially Acquired Locations to Buyer in connection with the transactions contemplated by the Purchase Agreement, then in each such case described in clauses (iii)(A) and (iii)(B) above, Seller shall have no obligation to charge to, deduct from or collect from such Transferring Customer or their accounts or assets, or make any payment to Buyer pursuant to this Section 1 in respect of, any amount described in this Section 1 with respect to such Transferring Customer, unless and except to the extent that the account of such Customer designated by Seller or its affiliates as the primary “billable” account with respect to the relevant Annual Seller Relationship Fees is among the accounts of such Customer being acquired by Buyer pursuant to the Purchase Agreement at the Relevant Transferred Customer Closing, as determined by Seller in good faith and consistent with the customary practices and policies of Seller in effect as of the Relevant Transferred Customer Closing (for the avoidance of doubt, if the primary “billable” account is not among the accounts of such Customer being acquired by Buyer pursuant to the Purchase Agreement at the Relevant Transferred Customer Closing, the applicable annual service fees chargeable to such account will be charged to such account in accordance with Seller’s or its affiliates’ customary billing practices and any such collected fees shall not be subject to payment to Buyer, or included in the calculation of payments due to Buyer, pursuant to Section 1(c)); (iv) fees that might otherwise constitute Annual Seller Relationship Fees collectible pursuant to Section 1(a) may be waived in whole or in part by Seller, its affiliates, or their respective employees or representatives on a discretionary basis, in good faith and consistent with Seller’s customary practices and policies in effect as of the Relevant Transferred Customer Closing (i.e., generally at the request or discretion of the Financial Advisor of Seller who primarily services the customer’s primary “billable” account or to whom such account is primarily credited or as described in this Section 1(b)), and any and all such waived fees shall not be deemed to be Annual Seller Relationship Fees, or be required to be charged, deducted or collected by Seller, or be included in determining payments to Buyer, pursuant to this Amendment or the Purchase Agreement; (v) no amounts shall be payable by Seller to Buyer with respect to a Transferred Customer to which Buyer has charged fees in violation of Section 1(d) of this Amendment; (vi) to the extent that the relevant Transferring Customer does not, as of the Relevant Transferred Customer Closing, have an account with respect to which the relevant Annual Seller Relationship Fees are chargeable, payable or collectible, then Seller shall have no obligation to charge to, deduct from or collect from such Transferring Customer or their accounts or assets, or make any payment to Buyer pursuant to this Section 1 in respect of, such Annual Seller Relationship Fees; and (vii) no portion of the Annual Seller Relationship Fees charged to, deducted from, collected from, or received from Transferring Customers or their accounts or assets shall be Assets for purposes of the Purchase Agreement or this Amendment.

Buyer acknowledges and agrees that (I) where a customer of Seller or members of their household maintains with Seller and/or its affiliates certain premium accounts or multiple accounts, accounts containing in excess of certain qualifying dollar amounts or values, accounts that generate a certain minimum amount of revenue for Seller or its affiliates, or accounts to which direct deposits in excess of a certain dollar amount are made by or on behalf of the relevant customer or client, in any such case Seller does not customarily charge fees for each account that such customer maintains, and/or may waive or reduce such fees in whole or in part in its discretion; (II) where a customer of Seller or members of their household maintains with Seller and/or its affiliates certain premium accounts or multiple accounts, Seller and its affiliates customarily charge a single relationship fee to an account designated by Seller or its affiliates as the primary “billable” account; (III) reduced Annual Seller Relationship Fees may be charged with respect to customers or accounts if the relevant account or relationship commenced after January 1, 2009; (IV)no Annual Seller Relationship Fees will be charged (or included in calculating payment to Buyer pursuant to this Section 1) with respect to customers or accounts if the relevant account or relationship commenced after June 30, 2009; and (V) no Annual Seller Relationship Fees will be charged (in whole or in part) with respect to the relevant account if the full Annual Seller Relationship Fee(s) otherwise chargeable to the relevant account exceeds the then-existing aggregate cash balance in the relevant account and the other accounts of the relevant Customer maintained with Seller.

(c)        Within 60 days following the Closing Date for the relevant consummated Closing, Seller shall deliver to Buyer with respect to Transferred Customers with respect to whom or which such Closing was the Relevant Transferred Customer Closing, a written statement setting forth (i) the Annual Seller Relationship Fees actually received from such Transferred Customers (individually and in the aggregate) at or prior to the Relevant Transferred Customer Closing, and (ii) the Buyer Payments (as defined below) payable with respect to the Annual Seller Relationship Fees actually received by Seller from Transferred Customers at or prior to the Relevant Transferred Customer Closings affecting the relevant Transferred Customers, which amounts shall promptly be paid by Seller to Buyer in cash, by wire transfer of immediately available funds to an account designated by Buyer in writing, unless and except to the extent that Buyer and Seller agree in writing to offset such payments to Buyer against any payments or other amounts Buyer is obligated to pay, or in the future will be obligated to pay, to Seller.Notwithstanding anything to the contrary in this Amendment or the Purchase Agreement, in no event shall Seller be obligated to pay Buyer, or be liable to Buyer for, a Buyer Payment or other amount in respect of any Annual Seller Relationship Fees to the extent such Annual Seller Relationship Fees are not actually received by Seller, or to the extent such amounts received relate to accounts, assets or any portion of a customer relationship that is not being acquired by Buyer pursuant to the Purchase Agreement.This Section 1(c) shall survive any termination of the Purchase Agreement described in Section 15.3 of the Purchase Agreement with respect to Transferred Customers only.

(d)       Buyer agrees that it shall not, and shall cause its affiliates not to, charge, deduct, assess or collect, in whole or part, any annual account, service or relationship fee for or relating to the calendar year in which the Relevant Transferred Customer Closing occurs(i) with respect to Transferred Customers or accounts or relationships with Seller that have been transferred to Buyer, or (ii) with respect to accounts or relationships opened by or with Buyer in replacement of or substitution for such accounts described in clause (i), or (iii) to the extent such fee would be duplicative of or in excess of any Annual Seller Relationship Fees previously charged by Seller as described in this Section 1; provided, however, that nothing herein shall limit Buyer’s right to deliver an invoice or other notification to any Transferred Customers in the calendar year in which the Relevant Transferred Customer Closing occurs with respect to annual account, service or relationship fees for or relating to the calendar year immediately following the calendar year in which the Relevant Transferred Customer Closing occurs.The foregoing provisions of this Section 1(d) shall survive any termination of the Purchase Agreement described in Section 15.3 of the Purchase Agreement.Prior to the Relevant Transferred Customer Closings,Buyer shall notify Customers in writing of its and its affiliates’ commitments not to charge fees as described in this Section 1(d).

(e)        In the event that Seller (i) notifies Buyer in writing that any portion of the Annual Seller Relationship Fees in respect of which a Buyer Payment has been made is required to be, and has been, refunded to a customer or former customer of Seller or its affiliates in connection with or by reason of any violation of applicable laws, rules or regulations, or any claim, suit, action, litigation, investigation, proceeding, judgment, settlement or order, and (ii) advises Buyer in writing of its pro rata portion of such refunded amount (the “Buyer Refund Amount”), which portion shall be determined based upon the proportion that the relevant Buyer Payment(s) bear to the relevant Annual Seller Relationship Fees returned or refunded, then in each such case, Buyer shall promptly pay the Buyer Refund Amount to Seller in such manner as Seller may direct. This Section 1(e) shall survive any termination of the Purchase Agreement described in Section 15.3 of the Purchase Agreement.

(f)	For purposes hereof:

“Applicable Seller Accounts” means Resource Management Accounts, Individual Retirement Accounts, Business Services Accounts, Basic Investment Accounts, International Resource Management Accounts, Coverdell Education Savings Accounts, and 402(b)(7) Custodial Accounts maintained by Customers with Seller.

“Annual Seller Relationship Fees” means, with respect to a particular Transferring Customer, the annual service fees that would otherwise be payable to Seller by, or otherwise charged or deducted by Seller to or from, the relevant Transferring Customer or such Transferring Customer’s assets or accounts with respect to the Applicable Seller Accounts (as defined above), or as Qualified Plan fees and Qualified Plan Prototype Document Fees, for the calendar year in which the Relevant Transferred Customer Closing occurs (determined as if the Relevant Transferred Customer Closing did not occur in such calendar year and as if such Annual Seller Relationship Fees for such calendar year become due and payable in full as of the date on which such Annual Seller Relationship Fees are charged in accordance with Section 1(a)), in each case to the extent (i) Seller has not previously charged or deducted such fees to or from the relevant Transferring Customer prior to March 23, 2009; and (ii) Seller would customarily charge such fees to the relevant Transferring Customer pursuant to Seller’s practices, policies, customs and/or its agreements with the relevant Transferring Customer, or Transferring Customers or other customers of Seller generally, as in effect as of the Relevant Transferred Customer Closing and consistent with Seller’s practices, plans and policies in effect prior to March 23, 2009 (except for the acceleration in charging such fees as contemplated by this Amendment); provided, however, that for the avoidance of doubt, no special, conditional or one-time fees, charges, penalties, assessments or deductions, fees charged on a per-service basis (such as funds transfer or ACAT fees), or other fees, charges, penalties, assessments, deductions or other amounts, charged to, deducted or due from, payable or paid by, or received, due, collectible or collected from a Transferring Customer (other than the annual service fees customarily charged by Selleras described above) shall be deemed to be or included in Annual Seller Relationship Fees.

“Buyer Payment” means, with respect to the Annual Seller Relationship Fees actually received by Seller from a particular Transferred Customer at or prior to the Relevant Transferred Customer Closing for such Transferred Customer, an amount equal to (i) such Annual Seller Relationship Fees, multiplied by (ii) a fraction (A) the numerator of which is equal to the number of calendar days in the relevant calendar year in which the Relevant Transferred Customer Closing occurs that follow the date of the Relevant Transferred Customer Closing (or if the relevant Transferred Customer is affected by more than one Relevant Transferred Customer Closing, the Relevant Transferred Customer Closing in which the relevant primary “billable” account of such Customer is transferred to Buyer), and (B) the denominator of which is equal to the total number of calendar days in the relevant calendar year in which the Relevant Transferred Customer Closing occurs (or if the relevant Transferred Customer is affected by more than one Relevant Transferred Customer Closing, the Relevant Transferred Customer Closing in which the relevant primary “billable” account of such Customer is transferred to Buyer).

“Relevant Transferred Customer Closing” means, with respect to a particular Transferring Customer, the Closing by which the Branch Assets (including the relevant Transferring Customer’s Customer Contracts, Customer Indebtedness and Customer Property) and Branch Liabilities related to the Acquired Location or Partially Acquired Location at or to which such Transferring Customer’s Customer Contracts are primarily serviced or credited, is acquired by Buyer, and by which such Transferring Customer becomes a Transferred Customer.

2.	Repricing of Certain Transferred Customer Indebtedness.

(a)        Buyer acknowledges that Seller and/or its affiliates intends to reprice certain Customer Indebtedness that is subject to Federal Reserve Board Regulation T or Regulation U (collectively, “Subject Customer Indebtedness”) in accordance with the repricing plan to be announced to certain affected customers prior to the Initial Closing(as such plan may be amended from time to time, the “Repricing Plan”).

(b)       Notwithstanding anything to the contrary in the Purchase Agreement or this Amendment (including Section 6.2 of the Purchase Agreement), Buyer agrees that the Repricing Plan as it relates to or affects Customers, Customer Indebtedness and/or other Assets and Assumed Liabilities is permitted by the Purchase Agreement and this Amendment, and Buyer hereby consents to Seller’s and/or its affiliates’ implementation and execution of the Repricing Plan.

(c)        Buyer acknowledges that Closings may occur prior to the date that certain Subject Customer Indebtedness is scheduled to be repriced in accordance with the Repricing Plan, as a result of which certain Subject Customer Indebtedness that is intended to be repriced in accordance with the Repricing Plan will not be repriced by Seller and/or its affiliates in accordance with the Repricing Plan (such Subject Customer Indebtedness which has not yet been repriced in accordance with the Repricing Plan, “Unadjusted Customer Indebtedness”) prior to becoming Transferred Customer Indebtedness acquired by Buyer or its affiliates.

(d)       Buyer hereby agrees in favor of Seller that Buyer shall, and shall cause its affiliates acquiring any Unadjusted Customer Indebtedness to, reprice Transferred Customer Indebtedness which remains Unadjusted Customer Indebtedness following the date upon which such Transferred Customer Indebtedness is acquired by the Buyer or its affiliates (“Post-Closing Unadjusted Customer Indebtedness”) upon the same terms as (or generally on terms not less favorable to the relevant creditor than), and effective at the same time as, such Unadjusted Customer Indebtedness would have been repriced in accordance with the Repricing Plan had such Unadjusted Customer Indebtedness not been acquired by Buyer or its affiliates until after the date such Customer Indebtedness was repriced by Seller and/or its affiliates in accordance with the Repricing Plan; provided, however, that Buyer reserves the right to make modifications to such repricing terms, or to otherwise waive the repricing in accordance with the Repricing Plan, with respect to various specific individual Transferred Customer Indebtedness upon review of the specific loan terms for such Transferred Customer Indebtedness and otherwise in the ordinary course of business. This Section 2(d) shall survive any termination of the Purchase Agreement described in Section 15.3 of the Purchase Agreement.

(e)        Buyer hereby represents, acknowledges and agrees that Stifel Bank is, and through the Final Closing Date shall remain, an affiliate of Buyer for all purposes of this Amendment and the Purchase Agreement.

3.	Solicitation and Provision of Services to Transferred Customers.

(a)        Buyer and Seller acknowledge and agree that by virtue of (i) Buyer’s rejection of certain Customer Property and other assets that would constitute Assets but for such rejection by Buyer, (ii) the existence of assets and property that Buyer and Seller have designated as Excluded Assets for purposes of the Purchase Agreement, and (iii) the existence of Customers who or which maintain assets, accounts and customer or client relationships with or at branches of Seller that are not Business Locations (as well as at branches of Seller that are Acquired Locations or Partially Acquired Locations), certain Customers may remain as customers or clients of Seller after the Relevant Transferred Customer Closing notwithstanding that such Customers may also become Transferred Customers in connection with the Relevant Transferred Customer Closing (“Residual Customers”).

(b)       Buyer hereby acknowledges and agrees that, notwithstanding anything to the contrary in the Purchase Agreement or this Amendment (including Section 6.6 of the Purchase Agreement), nothing in the Purchase Agreement or this Amendment shall restrict or limit Seller’s or its affiliates’ rights to solicit, encourage or provide securities brokerage, advisory and/or other services to, Residual Customers. This Section 3(b) shall survive any termination of the Purchase Agreement described in Section 15.3 of the Purchase Agreement.

4.         Transfer of Certain Assets from Acquired Locations or Partially Acquired Locations.

(a)        Notwithstanding anything to the contrary in the Purchase Agreement or this Amendment (including Section 6.2(h) of the Purchase Agreement), Buyer and Seller agree that, where the following conditions are met in connection with the relevant transfer of Customers, Assets and/or Tangible Personal Property from an Acquired Location or Partially Acquired Location to Seller’s operations or branches that are not Acquired Locations or Partially Acquired Locations (“Non-Acquired Locations”), Buyer shall have effectively granted consent to such transfer for purposes of Section 6.2 and the other provisions of the Purchase Agreement:

(i)        A list of the relevant Customers, Assets and/or Tangible Personal Property that Seller wishes to transfer to one or more Non-Acquired Locations (a “Transfer List”), which transfers have been approved by the Branch Office Manager(s) of Seller for the Acquired Location(s) and/or Partially Acquired Location(s) from which the relevant Customers, Assets and/or Tangible Personal Property are to be transferred to Non-Acquired Location(s), shall have been transmitted to Buyer (including by electronic means such as e-mail or facsimile); and

(ii)       Buyer shall have provided written acknowledgement of and consent to (including by electronic means such as e-mail or facsimile) the transfer of the Customers, Assets and/or Tangible Personal Property identified on such Transfer List; provided, however, that, consistent with Section 6.2 of the Purchase Agreement, such acknowledgement and consent may not be unreasonably withheld or delayed; and, provided further, that Seller understands and agrees that, in providing such acknowledgement in this Section 4(a)(ii), Buyer will be relying on Seller’s deemed representation that by delivering such Transfer List such transfers have been approved by the relevant Branch Office Manager(s) of Seller for the Acquired Location(s) and/or Partially Acquired Location(s), as described in 4(a)(i) above.

Buyer and Seller hereby agree that no further action shall be required to effect the waiver of compliance by Seller with the Purchase Agreement with respect to, or Buyer’s acknowledgement and consent to, the transfer from Acquired Locations and/or Partially Acquired Locations to Non-Acquired Locations of the Customers, Assets and/or Tangible Personal Property identified on the relevant Transfer List. Seller and Buyer confirm and agree that all Customers, Assets and/or Tangible Personal Property transferred in accordance with the protocol described above shall cease to be Customers or Assets, and shall be Excluded Assets, for purposes of the Purchase Agreement upon and from the date of Buyer’s consent to transfer thereof as described in Section 4(a)(ii) above. Buyer and Seller acknowledge and agree that nothing in this Section 4(a) shall amend, supersede or limit any other terms in this Amendment or the Purchase Agreement providing for Buyer’s consent to transfer of assets to Non-Acquired Locations in any other manner, or retract, invalidate or otherwise affect any consent to transfer of assets to Non-Acquired Locations previously given by Buyer.

(b)       Seller and Buyer hereby further confirm and agree that the Purchase Agreement (including Section 6.2 of the Purchase Agreement) does not restrict, limit or otherwise apply to transfers from Acquired Locations and/or Partially Acquired Locations to third party broker-dealers, asset managers, investment advisers, financial advisors and/or similar financial services providers, of Customers and/or Customer Contracts, Customer Indebtedness, Customer Property and/or other Customer accounts, property or relationships of Customers, who or which direct or instruct Seller to effect such transfer(s), and that such transfers shall be permitted to occur at any time without any requirement of consent from Buyer. Seller and Buyer confirm and agree that (i) all Customer Contracts, Customer Indebtedness, Customer Property and other Customer accounts, property and/or relationships transferred from Acquired Locations and/or Partially Acquired Locations to third party broker-dealers, asset managers, investment advisers, financial advisors and/or similar financial services providers at the direction or instruction of the relevant Customer shall cease to be Assets, and all such Customer Contracts, Customer Indebtedness, Customer Property and other Customer accounts, property and/or relationships shall be Excluded Assets, for purposes of the Purchase Agreement upon and from the date of receipt by Seller of the relevant Customer directive or instruction, and (ii) all Customers with respect to whom or which all Customer Contracts, Customer Indebtedness, Customer Property and other Customer accounts, property and/or relationships of such Customer are transferred from Acquired Locations and/or Partially Acquired Locations to third party broker-dealers, asset managers, investment advisers, financial advisors and/or similar financial services providers at the direction or instruction of the relevant Customer shall cease to be Customers for purposes of the Purchase Agreement upon and from the date of receipt by Seller of the relevant Customer directive or instruction to transfer such Customer’s last remaining Customer Contracts, Customer Indebtedness, Customer Property and other Customer accounts, property and/or relationships from Acquired Locations and/or Partially Acquired Locations.

(c)        Buyer acknowledges that “Employee Accounts” and “Employee-Related Accounts” (each as defined in Appendix 1 attached hereto) are maintained with Seller in order to comply with applicable regulations. Seller and Buyer hereby agree that (i) all Employee Accounts or Employee-Related Accounts maintained at or with an Acquired Location or Partially Acquired Location that are associated with or related to an employee of Seller or its affiliates who, as of the relevant Closing, has not executed and delivered a Statement of Intention or who, as of the relevant Closing, will otherwise not become a Transferred Employee for any reason (an “Exempt Employee”, and such Employee Accounts and Employee-Related Accounts, “Exempt Accounts”), shall be Excluded Assets for purposes of the Purchase Agreement, (ii) no Exempt Employee and no other owner, holder or beneficiary of such Exempt Accounts (each, an “Exempt Customer”) shall be a Customer for purposes of the Purchase Agreement, and (iii) all relationships, assets and property of, contained in, or related to Exempt Accounts, and all other assets or property of Seller, that would, but for their association with or relationship to Exempt Accounts or Exempt Customers, be deemed to be Customer Contracts, Customer Indebtedness, Customer Property and/or other Assets for purposes of the Purchase Agreement (“Exempt Assets”) shall instead be Excluded Assets for purposes of the Purchase Agreement. Seller and Buyer hereby further confirm and agree that no consent of Buyer shall be required for the transfer from Acquired Locations and/or Partially Acquired Locations to Non-Acquired Locations, or from Acquired Locations and/or Partially Acquired Locations to third party broker-dealers, asset managers, investment advisers, financial advisors and/or similar financial services providers, of Exempt Customers, Exempt Accounts or Exempt Assets, and that such transfers may be effected at any time.

5.         Certain Trust Accounts as Excluded Assets. Buyer and Seller agree that all trusts, trust accounts, trust documents, trust assets and other trust property maintained with Seller or any of its affiliates by any Customer, with respect to which Seller or any of its affiliates is trustee, shall, notwithstanding anything to the contrary in this Agreement, be Excluded Assets for purposes of the Purchase Agreement.

6.         Acceptance of Certain Debit Balance Accounts. Buyer acknowledges and agrees that no account of a Transferred Customer, or any Asset or Assumed Liability related thereto, will be rejected by Buyer in connection with a Closing, or blocked from conversion to Buyer’s operating platforms in connection with a Conversion, by reason of the existence of a balance of Uncollected Debit Fees with respect to such accountif (a) such account contains assets (whether or not liquid) with an aggregate value in excess of the aggregate amount of all Uncollected Debit Fees associated with such account, or (b) such account, together with all other accounts of such Customer and other customers of Seller within the same Seller marketing household as such Customer that are being transferred to Buyer, contain assets (whether or not liquid) with an aggregate value in excess of the aggregate amount of all Uncollected Debit Fees associated with such account and the other accounts of such Customer and other customers of Seller within the same Seller marketing household as such Customer that are being transferred to Buyer in connection with the relevant Closing.

7.         Multiple Closings. The parties acknowledge and agree that Buyer has elected, via a Conversion Election Notice duly delivered, to effectuate four Closings, which, except as may be mutually agreed in writing by Buyer and Seller, shall be consummated on the following dates: August 14, 2009 (which shall be the Initial Closing Date), September 11, 2009 (which shall be the Second Closing Date), September 25, 2009 (which shall be the Third Closing Date) and October 16, 2009 (which shall be the Fourth Closing Date). Each Closing shall be consummated and become effective at 5:00 pm Eastern Standard Time on the corresponding Closing Date, except as Buyer and Seller may otherwise agree in writing (including by e-mail or facsimile transmission). Buyer shall deliver to Seller prior to 2:00 pm Eastern Standard Time on the date of each Closing, an amount equal to the full portion of the Acquisition Consideration payable to Seller at such Closing; provided, however, that Acquisition Consideration payable in respect of the relevant Closing that is delivered to Seller in advance of the consummation of the relevant Closing pursuant to this Section 7 shall not be deemed released to Seller until the earlier to occur of (a) the consummation of the relevant Closing, or (b) authorization for release to Seller of such Acquisition Consideration is given by Buyer or its counsel in writing (including by e-mail or facsimile transmission).

8.         Assignment of Right to Purchase Non-Purpose Customer Loan Portfolio to Stifel Bank. Seller acknowledges that, in accordance with that certain Assignment and Assumption Agreement, dated as of August 12, 2009, a true and complete copy of which is attached hereto as Exhibit A (the “Stifel Assignment Agreement”), Buyer has assigned to Stifel Bank & Trust, a Missouri trust company (“Stifel Bank”), certain of Buyer’s rights to acquire, and certain of Buyer’s obligations to pay for,certain Transferred Customer Indebtedness that are customer non-purpose loans (collectively, the “Non-Purpose Customer Loans”) that Buyer would otherwise purchase pursuant to the Purchase Agreement, and Seller hereby consents to such assignment upon the terms of the Stifel Assignment Agreement; provided, however, that nothing in this Section 8 shall relieve Buyer of its obligations under the Purchase Agreement or the other Transaction Documents to which it is a party. Buyer further agrees in favor of Seller (a) not to enter into any amendment or modification of, or waiver of any provision of, the Stifel Assignment Agreement without the prior written consent of Seller, and (b) not to assign or transfer any further rights or obligations of Buyer under the Purchase Agreement or the other Transaction Documents to Stifel Bank or its affiliates without the prior written consent of Seller. The sale to Stifel Bank of the Non-Purpose Customer Loans, and Stifel Bank’s assumption of the related obligations and liabilities, shall be effected by means of a Loan Asset Transfer Agreement in substantially the form attached hereto as Exhibit B,with a separate Loan Asset Transfer Agreement to be executed by Seller and Stifel Bank on each Closing Date (updated as necessary for each Closing), by which, among other things, the Non-Purpose Customer Loans otherwise purchasable at such Closing by Buyer pursuant to the Purchase Agreement will be acquired by Stifel Bank directly from Seller for the same consideration as Buyer would otherwise pay pursuant to the Purchase Agreement and the other Transaction Documents.

9.         Payment of Certain Trading Commissions. Within 45 days following each Closing Date, Buyer shall deliver to Seller a written statement setting forth all commissions paid or payable to Buyer by Transferred Customers with respect to trades (“Relevant Closing T+3 Period Trades”) ordered, by Customers who or which became Transferred Customers in connection with the Closing consummated on the relevant Closing Date, through Seller or its affiliates during the 3 business day period ending on and including the relevant Closing Date, but that are to be or have been cleared and settled by Buyer following the relevant Closing Date in the normal clearing and/or settlement cycle (the “Relevant Closing Trading Commissions”). Such written statement shall be accompanied by a list prepared by Buyer of the Relevant Closing T+3 Period Trades and by Buyer’s reasonably detailed calculation of the Relevant Closing Trading Commissions paid or payable to Buyer by Transferred Customers. Buyer shall deliver to Seller such other information as Seller shall reasonably request to verify the amount of the Relevant Closing Trading Commissions. Promptly (but in no event more than5business days) following the date such materials are delivered by Buyer, Buyer shall pay to Seller in cash, by wire transfer of immediately available funds to an account designated by Seller in writing,the Relevant Closing Trading Commissions.This Section 9 shall survive any termination of the Purchase Agreement described in Section 15.3 of the Purchase Agreement.

10.       Certain Retained Customers. Buyer acknowledges that a subset of Customers (each, a “Retained Customer”) whose accounts are primarily serviced by or credited to Employees located at Acquired Locations and/or Partially Acquired Locations for which the Branch Assets and Branch Liabilities are scheduled to be assigned to and assumed by Buyer at the Initial Closing (a) did not receive the negative consent letters sent by Seller in accordance with Section 6.4 of the Purchase Agreement, (b) will not, as of the consummation of the Initial Closing, have delivered consent for purposes of Section 6.4(c) of the Purchase Agreement to the assignment to Buyer (or its affiliates) of their respective existing Customer Contracts, Customer Indebtedness, Customer Property or Customers accounts or relationships maintained with Seller at such Acquired Locations and/or Partially Acquired Locations, (c) will not become Transferred Customers as of the Initial Closing, and (d) will remain customers of Seller following the Initial Closing, and their respective existing Customer Contracts, Customer Indebtedness, Customer Property or Customers accounts or relationships maintained with Seller at such Acquired Locations and/or Partially Acquired Locations shall remain with Seller notwithstanding the consummation of the Initial Closing. It is the intention of Buyer and Seller that positive consent letters be sent to Retained Customers prior to or following the consummation of the Initial Closing, requesting such Customers’ consent to the assignment to Buyer (or its affiliates) of their respective existing Customer Contracts, Customer Indebtedness, Customer Property or Customers accounts or relationships with Seller. Buyer and Seller agree that if a Retained Customer executes and delivers, within 5 business days following the Initial Closing, a positive consent or consents to the assignment to Buyer (or its affiliates) of their respective existing Customer Contracts, Customer Indebtedness, Customer Property or Customer accounts or relationships that were maintained with Seller at the Acquired Locations and/or Partially Acquired Locations for which Branch Assets and Branch Liabilities were assigned to and assumed by Buyer at the Initial Closing, then (i) if, and from the date, the transfer of such Retained Customer to Buyer (or its affiliates) occurs, such Retained Customer shall be treated as a Transferred Customer for purposes of the payment by Buyer of amounts payable to Seller pursuant to the Purchase Agreement (including with respect to the calculation of Compensable Revenues); provided, however, that, consistent with the Purchase Agreement, no Excluded Assets of such Retained Customers shall be delivered to Buyer or its affiliates, (ii) Seller shall send written notice of such transfer to Buyer, which notice shall set forth the consideration payable by Buyer or its affiliates to Seller pursuant to the Purchase Agreement, calculated as if such Retained Customer became a Transferred Customer at a separate closing provided for by the Purchase Agreement on the effective date of such transfer, which, absent error, shall be conclusive of the consideration owed by Buyer to Seller in respect of the transfer of such Retained Customer, and (iii) promptly (but in no event more than 10 business days) following the date such notice is delivered to Buyer, Buyer shall pay to Seller in cash, by wire transfer of immediately available funds to an account designated by Seller in writing,the consideration specified in such written notice from Seller. This Section 10 shall survive any termination of the Purchase Agreement described in Section 15.3 of the Purchase Agreement with respect to Transferred Customers only.

11.       Control of Assets. Seller agrees that, during the Relevant Closing Pre-Transfer Period (as defined below), Seller will not, except to the extent otherwise required by applicable law or Governmental Entity, transfer the Relevant Closing Customer Assets (as defined below) in accordance with the instructions of any affected Customer or other third party, but will solely transfer the Relevant Closing Customer Assets to Buyer, its affiliates, or a third party transfer agent in accordance with the Letter of Understanding entered into between Buyer and Seller, dated as of July 31, 2009 (the “LOU”), or otherwise in connection with the Conversion process related to such Closing. Nothing in this Section 11 or otherwise in the Purchase Agreement, the LOU or the other Transaction Documents shall require Seller to ensure that the Relevant Closing Customer Assets are delivered to or received by Buyer or its affiliates (on a particular date or at all), impose any obligation to assist Buyer or its affiliates in receiving or obtaining delivery of the Relevant Closing Customer Assets (on a particular date or at all), or create any liability if Buyer or its affiliates fails for any reason to receive or obtain delivery of the Relevant Closing Customer Assets (on a particular date or at all). Nothing in this Section 11 shall expand or diminish Seller’s obligations pursuant to the Purchase Agreement, the LOU or the other Transaction Documents regarding Conversions or the delivery of Transferred Customer Contracts, Transferred Customer Indebtedness, Transferred Customer Property or other Assets.

For the purposes hereof:

“Relevant Closing Customer Assets” means, relative to a particular Closing pursuant to the Purchase Agreement, the Transferred Customer Property to be transferred to Buyer in connection with the Conversion related to the relevant Closing.

“Relevant Closing Pre-Transfer Period” means, relative to a particular Closing pursuant to the Purchase Agreement, the period beginning as of the time immediately following the consummation of the relevant Closing and ending at the time (and to the extent) that the Relevant Closing Customer Assets are sent to Buyer, its affiliates, or a third party transfer agent in accordance with the LOU, or otherwise in connection with the Conversion process related to such Closing, such that (and to the extent that) the Relevant Closing Customer Assets are removed or removable from the books and records of Seller.

12.	Other Amendments to Purchase Agreement.

(a)        Section 1.1(f) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(f)      subject to Section 1.3(r), Section 1.7 and Section 8.2, all Customer Contracts of and specific to Transferred Customers (collectively, “Transferred Customer Contracts”);”

(b)       Section 1.1(i) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(i)       all margin and other debit and loan balances and other related receivables, other than L/C Indebtedness, payable to Seller or its affiliates by any Transferred Customer (“Customer Indebtedness”), solely to the extent that such Customer Indebtedness arises under Transferred Customer Contracts and has not been paid or repaid to Seller as of the date of the relevant Closing (“Transferred Customer Indebtedness”);”

(c)        Section 1.1(o) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(o)      except as otherwise agreed by Seller and Buyer by written agreement, all cash payments of fees (including managed account fees and wrap product fees) actually received by Seller from Transferred Customers but unearned by Seller as of the relevant Closing, in each case to the extent exclusively paid on or in respect of Transferred Customer Contracts being assigned at the relevant Closing and not repaid by or forfeited by Seller as of the relevant Closing, if any, but excluding (i) any and all annual service fees for, fees related to the maintenance or operation of, and fees for services rendered in respect of, Resource Management Accounts, individual retirement accounts, Business Services Accounts, Basic Investment Accounts, International Resource Management Accounts, Coverdell Education Savings Accounts, and 402(b)(7) Custodial Accounts maintained by Customers with Seller, and (ii) UBS Qualified Plan Prototype Document Fees and Qualified Plan Fees;”

(d)       Section 1.1(p) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(p)	[Intentionally Omitted];”

(e)        Section 1.3(q) and Section 1.3(r) of the Purchase Agreement are hereby amended and restated in their entireties, and a new Section 1.3(s) is added to the Purchase Agreement, to read as follows:

“(q)	contracts for utilities services at the Leased Real Estate;

(r)        letters of credit issued by Seller or its affiliates for the benefit of Customers, including all Covered L/Cs (as defined in Section 8.2) and Customer Contracts evidencing and/or governing the terms of Customer Indebtedness in respect of or in connection with Covered L/Cs (“L/C Indebtedness”) and/or the grant of any security interest, lien, pledge or other encumbrance securing or collateralizing L/C Indebtedness, including all account agreements related to accounts securing or related to L/C Indebtedness and related documentation; and

(s)        such other rights, titles, interests, assets or properties of Seller, its affiliates and/or their customers or clients as Buyer and Seller may agree in writing from time to time, and all such other rights, titles, interests, assets or properties of Seller, its affiliates and/or their customers or clients which are permanently blocked (i.e., as opposed to temporarily blocked and subsequently transferred to Buyer in a residual sweep in connection with the Conversion process) from transferring to Buyer or its affiliates in connection with Conversions undertaken in connection with the transactions contemplated by the Purchase Agreement.”

(f)        Section 3.1(a)(v) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(v)	[Intentionally Omitted]; plus”

(g)       Section 3.1(b)(i)(F) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(F)	[Intentionally Omitted]; plus”

(h)       Section 3.1(b)(ii)(E) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(E)	[Intentionally Omitted]; plus”

(i)        The definition of “IRA Fee Payment” in Section 3.1(c) of the Purchase Agreement is hereby deleted.

(j)        Section 3.2(a)(i) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(i)       Seller shall cause to be delivered to Buyer on or prior to each Closing Date, a statement (the “Estimated Net Value Statement”) setting forth Seller’s good faith estimation of the relevant Net Value Amount as of such Closing Date (the “Estimated Net Value Amount”). The calculation of the relevant Estimated Net Value Amount as set forth in such Estimated Net Value Statement shall be determinative for purposes of the payment of the relevant Estimated Net Value Amount on the relevant Closing Date.

For the purposes hereof, “Net Value Amount” means the net value of the Assets and Assumed Liabilities being assigned and assumed as of the relevant Closing, as determined in accordance with relevant GAAP and otherwise in accordance with the principles and methods used by Seller in preparing the Asset and Liability Statement, except as otherwise noted in any notes to the relevant Estimated Net Value Statement or as Buyer and Seller may otherwise agree in writing;provided, however, that for purposes of determining Net Value Amount for the relevant Closing, the value assigned to Transferred Employee Indebtedness identified as “EFL’s, unamortized amount” in statements of the Net Value Amount for the relevant Closing shall be 50% of the aggregate unamortized (using a monthly amortization in accordance with relevant GAAP) principal balances payable to Seller in respect of such Transferred Employee Indebtedness of Employees who become Transferred Employees, such discount reflecting Buyer’s assignment of lesser value, for the purposes of determining Acquisition Consideration, to the compensation and retention elements of such items of Transferred Employee Indebtedness assigned by Seller to Buyer pursuant to this Agreement; provided, further, that the aggregate amount of all Qualifying Account Debits in, or associated with, Customer accounts being transferred to Buyer in connection with the relevant Closing shall be included in the calculation of the Net Value Amount for the relevant Closing as an asset of, or credit to, Seller; provided, further, that all Breakage Fees associated with Customer Indebtedness being transferred to Buyeror its affiliates in connection with the relevant Closing (as well as all principal balances and all accrued but unpaid interest with respect to such Customer Indebtedness) shall be included in the calculation of the Net Value Amount for the relevant Closing as an asset of, or credit to, Seller (regardless of whether such Breakage Fees would normally be included in accordance with GAAP or otherwise in accordance with the principles and methods used by Seller in preparing the Asset and Liability Statement); provided,further,that to the extent that any Assets or Assumed Liabilities being assigned or assumed on the relevant Closing Date, are settled by means of the Conversion related to the relevant Closing upon such separate terms as Buyer and Seller shall have agreed, such Assets and Assumed Liabilities shall be excluded from the calculation of the Net Value Amount for the relevant Closing Date; provided, finally, that to the extent the Relevant Closing Non-Purpose Customer Loans to be acquired by Buyer at the relevant Closing are acquired instead by an affiliate of Buyer simultaneously with the relevant Closing, then the Estimated Net Value Statement and the Post-Closing Net Value Statement shall indicate such fact, and Buyer shall not be obligated to pay to Seller the portion of the consideration payable to

Seller for the Relevant Closing Non-Purpose Customer Loans that has actually been received by and released to Seller from an affiliate of Buyer on the relevant Closing Date.”

(k)       Section 3.2(a) of the Purchase Agreement is hereby amended by adding the following new subsection (v) to the end of Section 3.2(a):

“(v)      Notwithstanding anything to the contrary in Section 3.2(a)(ii), Buyer and Seller may, by mutual written agreement, attempt to determine, and reach agreement as to the final amount of, all or any portion of the Net Value Amount for a particular Closing Date prior to the date upon which the relevant Post-Closing Net Value Statement is scheduled to be delivered pursuant to Section 3.2(a)(ii). Buyer and Seller shall, on the first business day following the consummation of the relevant Closing, use their respective reasonable best efforts to settle and reach agreement as to the final consideration actually payable with respect to Transferred Customer Indebtedness that has been transferred at the relevant Closing to Buyer (or its affiliates); provided, however, that Buyer and Seller shall, on the third business day following the consummation of the relevant Closing, use their respective reasonable best efforts to update their calculation of, and effect a further and final settlement of, any additional amounts payable in respect of Transferred Customer Indebtedness transferred at the relevant Closing to Buyer (or its affiliates) on the third business day following the consummation of the relevant Closing. Any dispute with respect to such amounts shall be resolved in accordance with the process described in Section 3.2(a)(ii) above. To the extent Buyer and Seller reach agreement as to the final amount of any portion of the Net Value Amount for a particular Closing Date, Buyer and Seller shall set forth such agreement in writing, and such agreed amount shall, with respect to the portion of the Net Value Amount as of the relevant Closing Date so agreed upon, be conclusive as between Buyer and Seller in determining the Net Value Amount as of the relevant Closing Date, and may not be challenged or changed by either Buyer or Seller for purposes of Section 3.2(a)(ii).”

(l)        Section 3.2(b)(i) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(i)       As additional Acquisition Consideration, Buyer shall pay Seller in accordance with this Section 3.2(b) an amount (the “Year 1 Earn-Out Amount”), which shall not be less than zero, equal to (A) 15% of all Compensable Revenues (as defined below) for the one-year period commencing on the first date of the first full calendar month immediately following the Final Closing Date (the “Year 1 Earn-Out Period”), less (B) an amount equal to the Year 1 Reduction Amount (as defined below), less (C) an amount equal to the Year 1 Back-End Bonus Amount (as defined below).”

(m)      The definition of “Back-End Bonus Carryover Amount” in Section 3.2(b)(iii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Back-End Bonus Carryover Amount” means the portion of the Year 1 Back-End Bonus Amount (if any) that could not be offset against the Year 1 Earn-Out Amount pursuant to Section 3.2(b)(i)(C) because (and only if) the sum of the amounts described in clauses (B) and (C) of Section 3.2(b)(i) exceeded the amount described in Section 3.2(b)(i)(A).

(n)       The definition of “Buyer IRA Deficit Amount” in Section 3.2(b)(iii) of the Purchase Agreement is hereby deleted.

(o)       Section 3.2(b)(iv) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(iv)     No later than 20 business days following the end of each calendar quarter during the Year 1 Earn-Out Period and the Year 2 Earn-Out Period, Buyer shall deliver a spreadsheet to Seller setting forth in reasonable detail Buyer’s good faith calculation of all Compensable Revenues and the Year 1 Back-End Bonus Amount or the Year 2 Back-End Bonus Amount, as applicable, for the immediately preceding calendar quarter (each, a “Quarterly Earn-Out Spreadsheet”).”

(p)       Section 3.3(f)(ii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(ii)      Subject to Sections 1.4, 1.5, 1.6, 1.7 and 1.8, Seller and Buyer shall deliver to each other a Bill of Sale and Assignment and Assumption Agreement, executed by Seller and Buyer in a form reasonably acceptable to Buyer and Seller, and any other endorsements, consents, assignments and instruments of conveyance and other documents that Buyer and Seller mutually determine to be necessary or appropriate to transfer to Buyer the Assets and Assumed Liabilities to be assigned to and assumed by Buyer at the relevant Closing, other than those Assets and Assumed Liabilities that are transferred pursuant to a Loan Asset Transfer Agreement (as defined below);”

(q)       Section 3.3(f)(vi) and Section 3.3(f)(vii) of the Purchase Agreement are hereby amended and restated in their entireties to read as follows:

“(vi)     Buyer and Seller shall settle the relevant apportioned Rents and Real Estate Expenses as provided in Section 3.6;

(vii)     Buyer shall have executed and delivered, and shall have caused each Transferred Customer to which such requirement is applicable to have executed and delivered, a pledge agreement in favor of Seller collateralizing each Covered L/C in accordance with Section 8.2(b); and”

(r)	The following new Section 3.3(f)(viii) is hereby added to the Purchase Agreement:

“(viii)   Subject to Sections 1.5 and 1.7, Seller and Buyer shall deliver to each other a separate assignment and assumption instrument, executed by Seller and Buyer in a form reasonably acceptable to Buyer and Seller, (A) transferring Sellers’s rights, titles, and interests as of the date of the relevant Closing (I) in and to the Transferred Customer Indebtedness that are customer non-purpose loans and that are included in the Assets to be acquired by Buyer on the relevant Closing Date (the “Relevant Closing Non-Purpose Customer Loans”), and (II) under the Transferred Customer Contracts evidencing and governing Seller’s rights in respect of the Relevant Closing Non-Purpose Customer Loans, and (B) by which the Buyer shall agree to pay, perform, discharge, and observe fully and timely, all obligations of Seller and/or its affiliates under, arising out of, or in connection with the Relevant Closing Non-Purpose Customer Loans following the relevant Closing Date (each such assignment and assumption instrument, a “Loan Asset Transfer Agreement”).”

(s)	The following new Section 5.10 is hereby added to the Purchase Agreement:

“5.10    Maintenance of Data. To the Knowledge of Seller, but without further inquiry or investigation of any kind, Customer data being delivered to Buyer in connection with

Conversions has been maintained by Seller or its affiliates in a manner consistent, in all material respects, with their respective standard practices and procedures.”

(t)        Section 8.2(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(b)      Buyer shall indemnify and hold harmless Seller and its affiliates with respect to any and all payments made, or amounts payable or claimed to be payable, or other Losses incurred or suffered, by Seller or any of its affiliates pursuant to or in connection with claims, demands, draws or payments on or in respect of any letter of credit issued by Seller or any of its affiliates prior to the Initial Closing on behalf of or for the benefit of any Customer who or which becomes a Transferred Customer and with respect to whom or which Transferred Customer Property supporting, securing, collateralizing or relating to such letter of credit were transferred or assigned to Buyer in connection with the transactions contemplated by this Agreement (such claims, demands, draws, payments and other Losses, “Covered L/C Losses”,and each such letter of credit, a“Covered L/C”), except to the extent that the relevant Covered L/C Losses have already been repaid to Seller and its affiliates by the Transferred Customer on behalf of or for the benefit of which the Covered L/C resulting in or related to the relevant Covered L/C Losses was issued (the “Relevant Covered L/C Customer”); provided, however, that the Seller shall make commercially reasonable efforts to seek repayment of Covered L/C Losses from the Relevant Covered L/C Customer. In order to support its obligations pursuant to this Section 8.2(b), at each Closing, Buyer shall, and shall cause the relevant Transferred Customer to, enter into and deliver to Seller a written pledge agreement in favor of Seller upon terms satisfactory to Seller with respect to such Transferred Customer Property, pledging such property to support, secure and/or collateralize such Covered L/Cs. Buyer acknowledges and agrees that Seller shall have the sole right and discretion to terminate, permit to expire or not renew any Covered L/C, but that in the event of the termination, non-renewal or expiration of any Covered L/C that does not result in a Covered L/C Loss in connection with such termination, expiration or non-renewal, the Transferred Customer Property pledged to Seller as described in this Section 8.2(b) to support, secure and/or collateralize to such Covered L/C shall be released from such pledge agreement. Notwithstanding anything to the contrary in this Agreement, if for any reason any of Seller, Buyer and/or the relevant Transferred Customer shall have not executed and delivered at or prior to the relevant Closing a completed pledge agreement (including the account number of each Buyer account pledged, secured or controlled pursuant to the relevant pledge agreement) in connection with a Covered L/C as contemplated by this Section 8.2(b), Buyer’s obligation to execute and deliver, and to cause the relevant Transferred Customer to execute and deliver, a written pledge agreement in favor of Seller in accordance with this Section 8.2(b), shall survive the relevant Closing and shall not be deemed waived by Seller, and in such case, Buyer shall perform such obligation to deliver a pledge agreement (as described above), fully completed and executed by Buyer and the relevant Transferred Customer, promptly following Closing, but in no event more than two (2) business days following Closing.”

(u)       Section 8.11 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“8.11	[Intentionally Omitted].”

All references to Section 8.11 in Section 8.10(b) and Section 15.3 of the Purchase Agreement are hereby deleted.

(v)       Section 11.1(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(b)       Seller will have no obligation to indemnify Buyer pursuant to Section 11.1(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty in this Agreement (x) except with respect to any Loss that is equal to or greater than $25,000 individually (a “Qualified Claim”), and (y) unless the aggregate amount of Losses from all Qualified Claims incurred or suffered by Buyer that are to be indemnified by Seller pursuant to Section 11.1(a)(i) of this Agreement, plus the aggregate amount of all Losses from all Qualified Claims that are to be indemnified by Seller pursuant to Section 5.1.1(a) under the Loan Asset Transfer Agreements to be entered into at each Closing, exceeds 5% of the Aggregate Base Acquisition Consideration actually received by Seller (the “Deductible Amount”), at which point Seller will indemnify Buyer for all such Losses in respect of Qualified Claims in excess (on an aggregate basis) of the Deductible Amount; provided, however, that Seller’s aggregate liability in respect of all claims for indemnification pursuant to Section 11.1(a)(i) of this Agreement and Section 5.1.1(a) of the Loan Asset Transfer Agreements shall not exceed 10% of the Aggregate Base Acquisition Consideration actually received by Seller; provided, further, that the foregoing limitations will not apply to Losses resulting from the fraud of Seller. Claims for indemnification pursuant to any other provision of Section 11.1(a) are not subject to the monetary limitations set forth in this Section 11.1(b).”

(w)       The definition of “Transferred Customer” in Section 27 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“ “Transferred Customer” means an Eligible Customer who or which consents to assignment of his, her or its Customer Contracts, Customer Indebtedness, Customer Property and related accounts to Buyer as provided in Section 6.4 (including by not objecting to such assignment in response to a negative consent letter as described in Section 6.4), if, and as of the time and date when, the Branch Assets (including the relevant Customer’s Customer Contracts, Customer Indebtedness and Customer Property) and Branch Liabilities related to the Acquired Location or Partially Acquired Location at or to which such Customer’s Customer Contracts are primarily serviced or credited is acquired by Buyer at a Closing.”

(x)	The following definitions are added to Section 27 of the Purchase Agreement:

“ “Breakage Fees” means, with respect to the Customer Indebtedness of any Customer being acquired by Buyer or its affiliates at a Closing which Customer Indebtedness is a fixed rate loan, the “Breakage Fees” and “Breakage Costs”(as such terms are defined in the Customer Contracts governing such Customer Indebtedness), collectively, that would have been chargeable by Seller or its affiliates to such Customer pursuant to the Customer Contracts governing such Customer Indebtedness, determined as if such fixed rate loan were repaid as of the Closing Date upon which such Customer Indebtedness is being acquired by Buyer or its affiliates.”

“ “Qualifying Account Debits” means, with respect to a Customer who or which becomes a Transferred Customer in connection with the relevant Closing, all fees, charges, penalties, assessments or deductions charged by Seller or its affiliates to Qualifying Debit Balance Accounts that have not, as of the relevant Closing Date, been actually paid to, received by, or collected by Seller or its affiliates.”

“ “Qualifying Debit Balance Accounts”means, with respect to a Customer who or which becomes a Transferred Customer in connection with the relevant Closing, such Customer’s accounts being transferred to Buyer in connection with the relevant Closing as to which fees, charges, penalties, assessments or deductions have been charged by Seller or its affiliates that have not, as of the relevant Closing Date, been actually paid to, received by, and collected by Seller or its affiliates (“Uncollected Debit Fees”), if (i) such accounts contain assets (whether or not liquid) with an aggregate value in excess of the aggregate amount of all Uncollected Debit Fees associated with such account, or (ii) such accounts, together with all other accounts of such Customer and other customers of Seller within the same Seller marketing household as such Customer that are being transferred to Buyer, contain assets (whether or not liquid) with an aggregate value in excess of the aggregate amount of all Uncollected Debit Fees associated with such account and the other accounts of such Customer and other customers of Seller within the same Seller marketing household as such Customer that are being transferred to Buyer in connection with the relevant Closing.”

13.       No Other Amendments. This Amendment is deemed to be a part of and to be integrated into the Purchase Agreement. Except as amended by this Amendment, all of the terms and provisions of the Purchase Agreement remain in full force and effect unchanged.

14.       Capitalized Terms. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to them in the Purchase Agreement.

15.       Counterparts. This Amendment may be executed in one or more counterparts, each of which (including counterparts delivered by facsimile or e-mail) shall constitute the executing party’s original binding agreement, but all of which together shall constitute one and the same instrument.

16.       Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, interpreted, and enforced in accordance with the laws of the State of New York (without giving effect to its conflict of laws principles). Section 24 of the Purchase Agreement shall be deemed to apply with respect to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed, or have caused their duly authorized representatives to execute, this Amendment No. 3 to Asset Purchase Agreement as of the date first set forth above.

SELLER:

UBS FINANCIAL SERVICES INC.

By:	/s/ James D. Price
Name:	James D. Price
Title	Head, Wealth Management Advisor Group, US

By:	/s/ Diane Frimmel
Name:	Diane Frimmel
Title:	Chief Operations Officer

BUYER:

Stifel, Nicolaus & Company, Incorporated

By:	/s/ Ronald J. Kruszewski
Name:	Ronald J. Kruszewski
Title:	President and Chief Executive Officer